Exhibit 10.15

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

FASTTRACK GENETIC ANALYSIS SERVICES

AGREEMENT

Prepared by:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122, USA

Hereinafter referred to as “Illumina”

Prepared for:

[***]

Personalis

Hereinafter referred to as “Personalis” or “Customer”

Quotation Number: Quotation Date: Expiration Date: Prepared By: Phone Number: Email:	[***] December 13, 2017 June 30, 2019 [***] [***] [***]

FOR SMOOTH PROCESSING OF YOUR ORDER, ILLUMINA ASKS THAT YOU PLEASE REFERENCE THE ABOVE QUOTATION NUMBER ON ANY PURCHASE ORDER SUBMITTED AGAINST THIS QUOTATION.

I. CUSTOMER INFORMATION

Company or Institution Name:	Personalis
Address:	1330 Obrien Dr Menlo Park CA 94025-1436
Contact Name:	[***]
Phone:	[***]
Email:	[***]

II. GENETIC ANALYSIS SERVICES PRICING INFORMATION

Catalog#	Product Description	[***]	[***]	[***]	[***]	Subtotal (USD)
20023496	Infinium Global Screening Array - 24 V2.0 Kit Fast Track Service: BDCHP, CNSM, GSCA-24v2-0	[***]	[***]	[***]	[***]	[***]
Subtotal						[***]
Final Investment (Including shipping and insurance)						[***]

Post Pricing Message:

•  Customer understands that the Infinium Global Screening Array - 24 V2.0 Kit Fast Track Service (20023496) is not yet available for ordering. Illumina will not accept orders against this Quotation and any purchase order placed against this Quotation for Infinium Global Screening Array - 24 V2.0 Kit Fast Track Service (20023496) will be non-binding on Illumina. Customer will be notified once the Infinium Global Screening Array - 24 V2.0 Kit Fast Track Service (20023496) is available for purchase and Illumina may issue a final quotation at that time based upon any updates to the product catalog number and delivery timeframes.

•  This Quotation is for informational purposes only and does not represent a commitment from Illumina on any product specifications or features, kits, or delivery date.

•  Customer agrees not disclose this pre-release quote or pricing to any third party until it is available for ordering.

•  [***] towards fulfillment of [***] and is only valid upon receipt of a purchase order for the full value of this Quotation and a fully executed subcontract and Pricing Agreement

•  Net 60 Payment terms shall apply to this Personalis subcontract with Illumina Fast Track Services

Pricing: Subject to the attached Terms and Conditions (Document 070-2003-010 31Jan08), upon delivery of the Results, Customer shall pay Illumina the amount listed above for each sample.

III. CONDITIONS OF SALE

By this quotation Illumina offers to Customer the above-described Illumina Genetic Analysis Services. By submitting an order, Customer accepts the terms of this quotation, including Illumina’s terms and conditions attached.

IV. HOW TO ORDER

To process this order, please email or fax the following:

1.    This Quotation in its entirety

a.    Please ensure that the Customer Information details are accurate on page 2

2.    Your institutional Purchase Order referencing this quotation

(to the attention of):

Sales Contract Administration

Fax: +1.858.736.8410

Alt. Fax: +1.858.202.4515

Phone: +1.858.202.4566

ContractAdmin@illumina.com

Illumina will confirm receipt of the order within 24 hours

V. EXPIRATION OF OFFER

The offer contained in this document is revocable at the sole discretion of Illumina if not executed by Customer and a purchase order received by Illumina before 5:00 pm Pacific Time on the expiration date shown on page 1 of this quotation.

Appendix 1

FastTrack Genotyping Services

Service Description

1.    Samples. Customer agrees to supply Illumina with a complete and accurate sample manifest in accordance with Section 0 of this Service Description.

If Illumina determines in its sole discretion that any of the Samples do not meet the criteria set forth in this Service Description, Illumina will so inform Customer. At such time, Customer will be provided the option to (a) replace such Samples, or (b) proceed with such Samples as-is. In both (a) and (b), Customer shall pay Illumina full price for the Services to be performed with respect to such Samples, even if no successful Results are obtained for those Samples.

2.    Results. Illumina shall deliver to Customer the Results as described below: SNP genotyping calls and scores for the assays performed on each Sample.

3.    Delivery Dates. The delivery date(s) for the Results will be established at the start of the project, based on the number of Samples and current laboratory queue.

3.1	Delivery Timeframes:

3.1.1	The following are minimum time frames for delivery of results:

3.1.2	For Infinium iSelect custom genotyping assays, within 90 days once a purchase order, loci selection and samples have all been received.

3.1.5

For standard genotyping studies using the Infinium assay, within 60 days of receipt of purchase order and samples, whichever occurs last. For studies larger than 1,000 samples, delivery date of the Results will be established at the start of the project, based on the current laboratory queue.

4.    SNP Selection Process. For any custom assays that are to be developed by Illumina for supply of genotyping data, Customer agrees that, within 14 days of receipt of the purchase order, it will identify for Illumina a set of SNP loci (“Loci”) in accordance with the SNP Selection guidelines set forth in Section 5 of in this Service Description. Illumina and Customer must mutually agree upon the final Loci. Illumina will attempt to develop a functional SNP assay for each SNP locus provided by the Customer and agreed upon by Illumina. Upon the delivery of Loci by the Customer to Illumina, the Customer shall identify any of such Loci which are not publicly available.

5.    Sample Requirements. Illumina’s experience shows that Samples conforming to the following requirements are likely to yield excellent genotyping data.

5.1	Sample Manifest

5.1.1

To ensure that high quality data is produced, the Customer should submit a manifest of Sample characteristics. Illumina’s laboratory uses standard operating procedures, and it is important to identify any variation in Sample preparation as early as possible. For each Sample, provide the gender, parental identification, and replicate sample identification. Please use the following format for the Sample Manifest.

Manifest Columns:

DNA-plate barcode (e.g., GS0000777-DNA for GoldenGate, WG0000888-DNA for Infinium)

Well position of the Sample (e.g., A05)

Customer Sample ID (e.g., GS0000777-DNAA05_Name)

Species of the sample (e.g., Homo sapiens)

Gender of the individual (F: female, M: male, U: unknown) Comments

Volume in the well (e.g., 40 µL).

DNA concentration (50ng/µL or greater) measured by PicoGreen

Tissue source (e.g., cell line)

Extraction Method (e.g., Phenol/Chloroform)

WGA Method (if applicable, e.g., REPLI-g)

Mass of DNA used in WGA (if applicable, e.g., 50ng)

Mother (e.g., GS000777-DNAA06_Name1)

Father (e.g., GS000777-DNAA07_Name2)

Replicate(s) (e.g., GS0000777-DNAA08_Name3)

Before shipping your Samples to Illumina, please forward a file containing the Sample Manifest to your Illumina contact for review.

5.1.2

To retain anonymity of the individuals from whom the Samples originated, Illumina provides barcoded microtiter plates and references the Samples by the plate number and well position. This allows a seamless interface with our robotic processes and the LIMS database. The Samples are placed into the supplied plates, sealed with a silicone cap, frozen, and shipped on dry ice. It is imperative that the DNA remain solidly frozen during shipping to avoid the possibility of cross contamination or degradation.

5.2	DNA Sample Criteria

5.2.1	DNA should be quantified using a double stranded, DNA specific method such as PicoGreen fluorescence.)

5.2.2

All DNAs must be at a concentration of 50 ng/µL or greater. The total amount of DNA required is dependent on the number of SNPs to be studied and is defined for each project. A table with typical DNA requirements is provided below.

5.2.3	DNA must be diluted in 10mM Tris/1mM EDTA.

5.2.4	A brief description of the DNA extraction protocol(s) should be included.

5.2.5

As a preliminary test, we ask for a few representative samples. We evaluate these test DNAs for performance quality on the Illumina genotyping platform. These samples are not part of the project and will be destroyed once evaluated.

5.3	DNA Requirements

Assay	Project Type	Min. µg per sample	µL per sample
Infinium	Test Samples	1.75	35
Infinium	Standard and iSelect	1.75	35

5.4	Microtiter Plate Configuration

5.4.1	Illumina will provide barcoded, midi plates with corresponding lids.

5.4.2	Wells A01 and A12 must remain empty for Illumina DNA controls.

5.4.3

The lids must be sealed tightly and completely. We suggest the use of devices such as the MJ Research Roller for Microseal Film; catalog number MSR-0001 or the Corning Storage Mat Applicator; catalog number 3081.

5.4.4	Customer is responsible for maintaining a map of the DNA positions on each microtiter plate. The genotyping data will reference the barcode and well position of each DNA.

5.4.5	DNA must be solidly frozen prior to packing and shipment, and remain frozen. Plates must be shipped on sufficient dry ice to ensure that the samples remain frozen.

5.4.6	DNA should be shipped overnight express.

5.5	Illumina SNP Selection and Submission Requirements for Custom Genotyping Projects

5.5.1	lllumina SNP Format Guidelines

Queries for SNP selection can be submitted to obtain designability information. In addition, for human studies, data from the currently supported dbSNP version will be returned. The following input file types are supported:

5.5.1.1	SNP list. Customers can submit SNPs for human studies using the RS identifiers.

5.5.1.2	Gene list. Gene lists (and distance upstream and downstream from the designated gene) can be used as an input to obtain a list of SNPs within the gene region for human studies.

5.5.1.3

Region list. A list of markers that act as “start” and “stop” region identifiers can be used to query SNPs for human studies. As with the gene list, the distance upstream and downstream (in base pairs) can also be designated in the input format.

5.5.1.4

Sequence List. For human studies and a supported list of species (e.g., mouse, dog, chicken, …), a list of sequences, chromosomal designations and coordinates can be input. Assays for non- supported species can be designed as well using this submission format. Sequence lists require the use of IUPAC code for any neighboring polymorphisms with the targeted SNP in brackets (e.g., [A/G]) with a minimum of 50bp of sequence on either side of the targeted SNP.

5.5.2	SNP Selection Additional Support

In addition to data on designability and minor allele frequency provided through Illumina’s Assay Design Tool (ADT), Illumina’s Fast-Track Genotyping Services is able to provide the following additional support in SNP selection:

5.5.2.1

Tag Selection. We use genotype data from Phase I+II of the International HapMap Project to complete a tag selection. User inputs include overall regions to target, SNPs per bin (based on r^2 threshold), minor allele frequency minimum, and population of interest (CEU, CHB, JPT, YRI).

5.5.2.2

Spacing Optimization. Illumina’s automated spacing selection tool can help target the SNPs within a list that give optimal spacing balanced with minor allele frequency (and, if desired, mandatory SNPs).

5.5.2.3	Annotation. Illumina can provide annotation (contig, refseq genes, and distance to the closet intron/exon boundary on any RS list in human studies.

5.5.3	SNP Analysis and Selection Process

As part of the SNP selection process, SNP sequences are analyzed for assay fitness. Examples of some criteria considered for assay design ability include:

5.5.3.1	The SNP sequences are not from duplicated sequences within the genome.

5.5.3.2	The SNP sequence is not in a repeated element.

5.5.3.3	The AT and GC content is acceptable.

5.5.3.4	Tm is acceptable.

5.5.4	A note regarding iSelect Custom Infinium SNP selection

All SNP classes use the Infinium chemistry. The following SNPs require a minimum of one bead type:

A/C, A/G, T/C, and T/G. SNPs requiring two bead types include A/T and C/G SNPs

After analysis Customer will receive a file of the markers and their design score for the Illumina assay along with minor allele frequency and any additional supported information requested (e.g., annotation or tag selection) when available. The Customer will be given the opportunity to review, approve and edit the selected SNPs. After Customer approval of the SNPs, oligo manufacturing will begin. The number of SNPs present in the final data set will depend on the assay conversion rate. It is expected that some assays will fail, and therefore no data will be delivered for these SNPs.

For Custom Infinium projects, the minimum manufacturing locus conversion rate is 80%. The assay success rate depends on the markers that are selected during the design phase. If a majority of chosen markers have previously been validated on the Infinium platform (design score of 1.1) the final locus conversion rate may be very high. Selected markers with low design scores will however reduce the locus conversion rate.

ILLUMNA TERMS AND CONDITIONS – SERVICES

(NON-CLINICAL LABORATORY SERVICES)

1.    Definitions. “Agreement” means either (i) the Quotation, including these terms and conditions and the applicable Service Description which form a part thereof; (ii) all electronic information and terms of Illumina referenced during an Electronic Order, including these terms and conditions and the applicable Service Description which form a part thereof in the case of an Electronic Order; or (iii) all terms referenced in an Order Confirmation, including these terms and conditions and the applicable Service Description which form a part thereof in the case of an order placed without a Quotation and that is not an Electronic Order. “Customer” means the purchaser of the Services hereunder. “Electronic Order” means an order placed by Customer utilizing Illumina’s electronic commerce system (e.g., iCom). “Illumina Technology” means the technology, tools, instruments, reagents, and software including, without limitation, the processes, workflows, recipes, methods, information, bioinformatics tools and techniques used to perform the Services. “Improvements” means any improvements, modifications, or changes to the Illumina Technology whether they are made prior to, during, or after performance of the Services. Such improvements may result from, among other things, the analysis of the Results in the aggregate with other genomic information in Illumina’s possession and with similar information from other Illumina customers (e.g., comparing whole genome sequences in order to calculate allele frequencies, detect systematic errors, improving variant caller and aligners, etc.). “Intellectual Property Rights” means all patent rights, copyrights, trade secrets, knowhow, trademark, service mark and trade dress rights and other intellectual property rights, current or future, under the laws of any jurisdiction, together with all applications therefore and registrations thereto. “Order Confirmation” means a sales order confirmation document provided by Illumina. “Quotation” means a written quotation provided by Illumina to Customer. “Results” are the data that are generated through performance of the Services as specifically described in the applicable Service Description. The Results do not include Improvements to Illumina Technology. “Sample(s)” means the sample(s) to be provided by Customer to Illumina as described in the applicable Service Description and/or Quotation. “Sample Requirements” means the quantity, quality, and other requirements for each Sample as specified in the applicable Service Description and required in order for Services to be successfully performed on a given Sample. “Services” as used herein refers to the activities to be performed hereunder as described in and subject to the specific terms found in the Service Description. “Service Description” means the document that describes the Services (e.g., FastTrack Genotyping, FastTrack Sequencing, Whole Genome Sequencing, etc.). “Specifications” means the written specifications for Services that are contained in the Services Description.

2.    Applicability of Terms and Conditions. This Agreement shall exclusively govern the ordering, purchase and provision of the Services, and shall override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents, which are hereby rejected and shall be null and void. Illumina’s failure to object to any such terms shall not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms and conditions.

3.    Information Transfer; Samples. In order to ensure timely and satisfactory performance of the Services, it is critical that Customer provide all relevant information and materials in a timely manner to Illumina. Customer agrees to provide the Samples and all other information and materials as specified in the Service Description in accordance with the guidelines set forth therein. Customer acknowledges that any failure to provide the Samples, information, and any other materials in accordance with the Service Description may result in delays in the project. After receipt of the purchase order from Customer, Customer shall promptly provide to Illumina the number of Samples as set forth in the Quotation in accordance with the Sample Requirements set forth in the applicable Service Description. Customer acknowledges that each Sample shall meet the Sample quality criteria established by Illumina that applies to such Service. Illumina reserves the right to change the Sample quality criteria in its sole, but reasonable discretion, and Illumina will provide Customer with written notification of any such changes. See the applicable Service Description for additional information concerning Sample quality requirements.

4.    Delivery. Delivery shall have occurred by one of the following means, to be determined by mutual agreement of the parties: (a) if Results are to be delivered electronically, once Illumina has transmitted an electronic file containing all or a portion of the Results to Illumina’s FTP web site or other site as mutually agreed and has notified Customer that such file is available, or (b) if Results are to be delivered in one or more hard drive(s) or other physical material, upon shipment FOB origin of such hard drive(s) or material containing all or a portion of the Results. Note that Illumina does not typically retain a copy of the Results beyond Delivery and therefore does not guarantee that Results can be recovered after Delivery. In the event of loss of the Results after Delivery, Illumina will attempt to retrieve the Results for Customer, but cannot guarantee success of such recovery efforts.

5.    Pricing; Payment. Prices for the Services shall be as specified in the Quotation and are valid solely during the period set forth therein. Unless otherwise specified in the Quotation, prices specified in the Quotation are for the number of Samples and specific Services stated therein. Any changes to the number of Samples or the Services will affect pricing, and will therefore require mutual written agreement of the parties. Illumina will send invoices to Customer upon delivery of Results or portions thereof. All invoices, except for orders with Customers in Japan, shall be paid in full by the Customer within thirty (30) days from the date of invoice. All invoices for orders with Customers in Japan shall be made in full within sixty (60) days from the date of invoice. Any amounts not paid when due will accrue interest at the rate of one and one half percent (1.5%) per month, or the maximum amount allowed by law, if lower. In the event that any payment is not made within the time period specified in this Agreement, Illumina may suspend providing the Services and delivering the Results until all payments are made current. Customer shall pay for all costs (including reasonable attorneys’ fees) incurred by Illumina in connection with the collection of late payments. The amount of credit authorized by Illumina may be changed or entirely withdrawn at any time, and Illumina reserves the right to require alternative payment terms, including but not limited to a letter of credit or full or partial payment in advance.

All amounts payable to Illumina are exclusive of and are payable without deduction for all sales, use, excise, value added, withholding and other taxes, and all customs duties and tariffs claimed or imposed by any governmental authority upon the performance of the Services or delivery of the Results. Any such charges will be added to the price or subsequently invoiced to the Customer where permitted by law. In those countries where Illumina is not permitted to add such charges to the invoice or collect those charges on behalf of Customer, Customer is responsible for remitting payment of such amounts to the appropriate body.

Customer shall pay the total price as set forth in the Quotation, in U.S. dollars unless otherwise specified. Each accepted purchase order is a separate, independent transaction, and Customer has no right of set-off against other purchase orders or other transactions with Illumina.

In the event the Customer terminates the Agreement prior to the delivery of all the Results, the Customer will be charged a cancellation fee equal to the costs reasonably incurred by Illumina up to that point and for which payment has not been received, including but not limited to Illumina’s then current list price of all materials used or produced, including, without limitation, flow cells and reagents.

6.    Ownership of Samples. Customer represents and warrants that it owns or otherwise controls the Samples and that it has the right to provide the Samples to Illumina for the purpose described herein, including without limitation, obtaining informed consents and complying with IRBs, where applicable. Illumina shall use the Samples solely for the purpose of performing the Services. Illumina agrees that it will promptly return any unused Samples or portions thereof following the delivery of the Results. Customer shall at all times retain all right, title, and interest in the Samples provided hereunder.

7.    Ownership of Results. The Results shall be owned by Customer and Illumina claims no ownership interest in or to the Results.

8. Research Use Only. Customer acknowledges that the Services are provided for research use only and are not being performed in a clinical laboratory (e.g., the Services are not being performed in a CLIA-certified laboratory). The Services are not a test or kit designed to diagnose, treat, or prevent a disease or medical condition, and the Results are not intended to be medical advice. The Services have not been cleared by any country’s medical regulatory agency, including the United States Food and Drug Administration, for diagnostic use or any other purpose.

9.    Limited Warranty. Illumina warrants to Customer that all Results delivered by Illumina hereunder shall conform to the Specifications. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9 THE RESULTS ARE PROVIDED TO CUSTOMER ON AN “AS IS” BASIS, AND ILLUMINA, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, UTILITY, OR NON INFRINGEMENT WITH RESPECT THERETO.

10.    Indemnification. Illumina shall indemnify and hold harmless Customer, its directors, officers, employees, agents, successors, and assigns from and against any liabilities, expenses, or costs arising out of any claim, complaint, suit, proceedings, or cause of action brought by a third party pertaining to infringement of such third party’s valid and enforceable Intellectual Property Rights resulting from the methods, materials, or processes specified by Illumina and used by Illumina in performance of the Services and Illumina shall pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against Customer (and Illumina, as the case may be) in connection with any such action.

Customer shall indemnify and hold harmless Illumina, its directors, officers, employees, agents, successors, and assigns from and against any liabilities, expenses, or costs arising out of any claim, complaint, suit, proceedings or cause of action brought by a third party pertaining to (i) infringement of such third party’s valid and enforceable Intellectual Property Rights resulting from Customer’s (a) providing the Samples, (b) specification or selection of any methods, materials, or processes to be used in the performance of the Services, other than those methods, materials, or processes that are specified by Illumina and used by Illumina in performing the Service, and (c) specification or selection of the SNP loci in the case of genotyping or regions of interest in the case of targeted sequencing, and (ii) or arising out of any actions Customer has taken based on its analysis, interpretation, or use of the Results and any other information provided by Illumina under this Agreement and Customer shall pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against Illumina (and Customer, as the case may be) in connection with any such action.

Each party’s indemnification obligation pursuant to this Section 10 is subject to the indemnified party (i) notifying the indemnifying party promptly in writing of such action, (ii) giving the indemnifying party exclusive control and authority over the defense and settlement of such action, (iii) not admitting infringement of any Intellectual Property Right without the indemnifying party’s prior written consent, (iv) not entering into any settlement or compromise of any such action without the indemnifying party’s prior written consent, and (v) providing all reasonable assistance to the indemnifying party (provided that the indemnifying party reimburses the indemnified party for its reasonable out-of-pocket expenses incurred in providing such assistance).

11.    Limited Liability. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR COSTS OF PROCUREMENT OF SUBSTITUTE SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES INCURRED BY SUCH PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE. ILLUMINA’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT RECEIVED BY ILLUMINA FROM CUSTOMER UNDER THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.    Privacy. Customer acknowledges that Illumina deems of utmost importance the privacy and anonymity of any individual that is the subject of the Samples. Therefore Customer shall not disclose or provide to Illumina in any format, any information that might identify the source of a Sample, shall comply with all legal, regulatory, and contractual obligations with respect to the privacy of the individual that is the subject of such Sample, and shall inform Illumina in a timely manner of any requirements applicable to Illumina’s provision of these Services. Illumina shall not sell, trade or otherwise share with any other customer of Illumina any account information of Customer. Customer acknowledges and agrees that Illumina may maintain and use a database of orders and account information pertaining to Customer for purposes of order processing, maintaining records and assisting with future orders of Customer.

13.    Confidential Information. Except as provided herein, each party shall maintain in confidence, and shall not use for any other purpose or disclose to any third party, information disclosed by the other party in writing and marked “Confidential” (or in a similar manner to indicate its confidential nature) or that is disclosed orally as confidential and confirmed in writing within thirty (30) days following such disclosure (collectively, “Confidential Information”). However, the source and identity of Samples, the Results, and the details of the assay used in the performance of the Services which, by their very nature, would reasonably be deemed confidential, shall be considered Confidential Information whether or not so marked. Each party also agrees not to disclose to any third party any financial terms of this Agreement without the consent of the other party, except as required by securities or other applicable laws, in which case the disclosing party shall seek confidential treatment to the extent available, under conditions that reasonably protect the confidentiality thereof.

Confidential Information shall not include any information that is: (i) already known to the receiving party at the time of disclosure hereunder, (ii) now or hereafter becomes publicly known other than through breach of this Agreement, (iii) is disclosed to the receiving party by a third party that the disclosing party reasonably concluded was under no obligation of confidentiality to the disclosing party with respect thereto, or (iv) is independently developed by or for the receiving party without reliance on the Confidential Information of the disclosing party. The obligations of confidentiality contained in this Section 13 shall remain in force for a period of no less than three (3) years from the delivery of all the Results, which shall in all events survive its earlier termination.

14.    Survival. All provisions of this Agreement that by their nature should survive termination shall survive including without limitation Sections 1-15 and all payment obligations incurred hereunder. All other rights and obligations of the parties under this Agreement shall cease upon termination or expiration of this Agreement.

15.    Miscellaneous.

a. Customer acknowledges and agrees that any future products and/or services (“Unreleased Products”) are subject to new part numbers, pricing, and specifications. Customer agrees that its purchase of the Services hereunder is not in reliance on the availability of any Unreleased Products.

b.    If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. The failure of either party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement. Nothing in this Agreement shall constitute or create a joint venture, partnership, or any other similar arrangement between the parties. No party is authorized to act as agent for the other party hereunder except as expressly stated in this Agreement.

c.    All notices required or permitted under this Agreement shall be in writing and shall be deemed received when (a) delivered personally; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or ten (10) days for international mail); or (c) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt.

d.    Customer shall not assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law or otherwise, without the prior written consent of Illumina; provided, however, that no consent shall be required for any assignment in connection with any merger, acquisition or the sale of all or substantially all of the stock or assets of Customer to a party that (i) agrees in writing to be bound by the terms and conditions of this Agreement, and (ii) is not, in Illumina’s reasonable judgment, a competitor of Illumina. Illumina may assign or transfer this agreement to any (i) successor by way of merger, acquisition or sale of all or substantially all of its stock or assets relating to this Agreement, (ii) of its affiliated entities. Illumina or any successor may assign all or part of the right to payments under this Agreement. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

e.    This Agreement and performance by the parties hereunder shall be construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws.

f. Illumina shall not be responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Illumina’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or Customer’s fault or negligence. In the event of any such delay the delivery date shall be deferred for a period equal to the time lost by reason of the delay.

g.    This Agreement exclusively govern the ordering, purchase and provision of Services provided to Customer by Illumina hereunder, and shall override any conflicting, amending, and/or additional terms contained in any purchase orders, invoices, or similar documents which are hereby rejected and shall be null and void. Illumina’s failure to object to any such terms shall not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms and conditions.